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                                                                   Exhibit 12.1
                       SERVICE CORPORATION INTERNATIONAL

                       RATIO OF EARNINGS TO FIXED CHARGES
                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

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                                                                                                       TWELVE MONTHS
                                                                                                     ENDED DECEMBER 31,
                                                                                              ----------------------------
                                                                                                  2003             2002
                                                                                              ------------     -----------
                                                                                                                (RESTATED)
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    Earnings:
    Income (loss) from continuing operations before income taxes and cumulative
       effects of accounting changes....................................................      $    114,333     $  (134,170)

    Undistributed income of less than 50% owned equity investees........................                 -               -
    Minority interest in income of majority owned subsidiaries with fixed charges.......               715             706
    Add:  fixed charges as adjusted (from below)........................................           163,040         181,211
                                                                                              ------------     -----------
                                                                                                 $ 278,088     $    47,747
                                                                                              ============     ===========
    Fixed charges:
        Interest expense:
             Corporate..................................................................         $ 134,189       $ 154,392
        Amortization of debt cost.......................................................             9,237           7,102
        1/3 of rental expense...........................................................            19,614          19,717
                                                                                              ------------     -----------
        Fixed charges...................................................................           163,040         181,211
        Less:  Capitalized interest.....................................................                 -               -
                                                                                              ------------     -----------
        Fixed charges as adjusted.......................................................         $ 163,040       $ 181,211
                                                                                              ============     ===========


    Ratio (earnings divided by fixed charges)...........................................              1.71               A
                                                                                              ============     ===========
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A.       During the twelve months ended December 31, 2002, the ratio coverage was less than 1:1. In order to achieve a coverage of 1:1, the Company would have had to generate additional income from continuing operations before income taxes and cumulative effects of accounting changes of
         $133,464 for the twelve months ended December 31, 2002.